UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8 - K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: November 18, 2003

NICHOLAS INVESTMENT COMPANY, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-27557	33-0788293
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4443 Birdie Drive, Corona, CA 92883
(Address of principal executive offices) Zip Code

Registrant's telephone number, including area code: (760) 390-6395

N/A (Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

    On November 18, 2003, the Company acquired 100% of the issued and outstanding capital stock of Javelin Holdings, Inc., a California corporation in exchange for 200,000 shares of Nicholas Investment Company, Inc. common stock, a note payable to Javelin Holdings for $250,000, and a commitment to provide a working capital line of credit for the benefit of Javelin Holdings in the amount of $500,000. The funds associated with this acquisition are expected to be obtained through the sale and issuance of common stock of Nicholas Investment Company. Prior to this acquisition, Javelin Holdings, Inc. was 100% owned by the Chief Financial Officer of Nicholas Investment Company. The acquisition was approved by a unanimous vote of the Company's independent directors. Other than the receipt of the 200,000 shares of common stock, Mr. Traveller did not receive any other benefit from the transaction. Mr. Traveller is expected to remain the President of Javelin Holdings.

    Javelin Holdings, Inc. was incorporated on December 31, 2002 for use as a shell corporation. In June 2003, Javelin acquired a 100% interest in Peak Solutions in exchange for 100% of Javelin's then-outstanding common stock. This transaction was accounted for as a reverse merger since the management of Peak Solutions became the new management of Javelin. Accordingly, the historical activity of Javelin described herein refers to the activity of Peak Solutions.

    Located in Temecula, California, Javelin is a private investment, management and consulting company. Historically, Javelin has generated income from consulting services with expertise is working with micro-cap and small-cap companies across various industries in "turn around" scenarios. In this capacity, Javelin has extensive experience in fund-raising, operations, and management. To a limited extent, Javelin has provided some direct investment into client companies. The Company anticipates increasing its level of direct investment participation in companies that have strong management and fundamentals.

    Going forward, Javelin is expanding its operations to include the acquisition of publicly-traded, but inactive, shell companies, infusing them with capital, and then managing the new companies as they acquire and operate subsidiaries.

    Javelin Holdings fills the current void in financing for small, developing companies. Operating as a hybrid between a management group, a consultant firm, and a holding company, Javelin expects to generate revenues from multiple sources.

Revenues

    Javelin's business model generates revenues by both assisting client companies in raising capital, and acquiring and operating businesses ourselves. Specifically, Javelin anticipates engaging in the following activities:

1. Locating and acquiring inactive public companies (shells).
2. Bringing the shells into compliance with the provisions of the 1933 and 1934 Act and then infusing them with capital.
3. Using the capital in the companies to invest in operating businesses.
4. Assisting with the management of the operating companies.
5. Consulting with publicly-traded clients to assist them with raising money.
6. Making limited, short-term investments into client companies in the form of convertible debentures.
7. Assisting client companies to create liquidity in their stocks through PR, strategic acquisitions, etc.
8. Financing client companies through private placements and other stock sales.

In light of all of the above list activities, Javelin expects to generate revenues from several areas:

  Consulting Fees. Javelin has heretofore generated fees from consulting to various micro-cap and small-cap public companies. Typically trading on either the OTC.BB or "pink sheets," these companies can often benefit from several services offered by Javelin including assistance with capital raising
  merger/acquisition structure and negotiation
  improving stock liquidity, market development
  conversion into business development company
  quarterly and annual report preparation/SEC compliance
  audit committee and board of director services

In each instance above, Javelin charges consulting fees ranging from hourly billing to flat monthly fees payable in either cash or free-trading stock.

  Purchase of convertible debentures. Convertible debentures, while devastating to a company in large amounts or when used as long-term financing, can be used effectively and without harm in limited quantities and for relatively short-term cash needs. A convertible debenture is a debt instrument that allows the holder to convert their debt position into common stock at some pre-determined discount to market. Because the conversion rate is fixed rather than the conversion price, convertible debentures can have the effect of spiraling down a stock price through wanton conversion by the holders. Javelin will buy debentures from select clients in instances where there is limited other convertible debt on the client's books and where the client has entered into management contract with Javelin.

  Purchase of Stock. Once a public company has been "cleaned" (is fully compliant and has a favorable equity structure), and is in a position to issue stock, Javelin proposes being a primary source of this investment capital for our clients by purchasing common stock from them at a discount to market and then selling the stock at market rates.

Management Fees

    In select instances, Javelin will acquire a controlling interest in a public shell with the intention of cleaning them up and preparing them to receive a capital infusion. Javelin intends to charge such companies management fees as compensation for our efforts to clean up the shell, provide financing, and provide ongoing management support. Our intention is to centralize all management and overhead of all subsidiary companies in order to reduce costs and better control operations.

Item 7. Financial Statements and Exhibits

A) Financial Statements:

The Company will file audited financial statements including pro-forma operating information reflecting the acquisition of Javelin Holdings, Inc. on or before January 30, 2003.

B) Exhibits:

Exhibit No.	Description	Location

3.1	Articles of Incorporation	Previously Filed

3.2	Bylaws	Previously Filed

4.1	Javelin Acquisition Agreement	Attached Hereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NICHOLAS INVESTMENT COMPANY, INC.

DATE	SIGNATURE

December 2, 2003	/s/ Steven R. Peacock Steven R. Peacock, President